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                                                                      EXHIBIT 11

                     REXALL SUNDOWN, INC. AND SUBSIDIARIES

                    NET INCOME PER COMMON SHARE CALCULATION

                                                               FISCAL YEAR ENDED AUGUST 31,
                                                          ---------------------------------------
                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Net income..............................................  $35,061,596   $20,292,781   $ 4,361,596
                                                          ===========   ===========   ===========
PRIMARY
Weighted average common shares outstanding(1)...........   65,686,910    61,023,150    58,673,020
Common stock equivalents(2).............................    2,220,804       429,314       321,312
                                                          -----------   -----------   -----------
Primary weighted average common shares outstanding......   67,907,714    61,452,464    58,994,332
                                                          ===========   ===========   ===========
Primary net income per common share.....................  $      0.52   $      0.33   $      0.07
                                                          ===========   ===========   ===========
FULLY DILUTED
Weighted average common shares outstanding(1)...........   65,686,910    61,023,150    58,673,020
Common stock equivalents(2).............................    2,195,530       539,024       414,528
                                                          -----------   -----------   -----------
Fully diluted weighted average common shares
  outstanding...........................................   67,882,440    61,562,174    59,087,548
                                                          ===========   ===========   ===========
Fully diluted net income per common share...............  $      0.52   $      0.33   $      0.07
                                                          ===========   ===========   ===========

Above reflects the calculation of pro forma net income per common share retroactivley adjusted for the two-for-one stock split effected on October 23, 1997.
---------------

(1) Represents weighted average common shares outstanding for the periods indicated.
(2) Common stock equivalents associated with stock options calculated pursuant to the treasury stock method taking into consideration the tax benefit available to the Company upon the assumed exercise of qualified options.
(3) All share data in the financial statements are stated using the primary earnings per share calculation as the above fully diluted calculation is anti-dilutive.